Date:	July 17, 2013

Contact:	William W. Traynham, Chief Financial Officer
434-773-2242
traynhamw@amnb.com

Traded:	NASDAQ Global Select Market	Symbol:	AMNB

AMERICAN NATIONAL BANKSHARES INC. REPORTS SECOND QUARTER 2013 EARNINGS

•	Q2 net income of $4.2 million and diluted EPS of $0.53
•	Net interest margin of 4.16% for Q2 2013
•	Nonperforming assets 0.88% of total assets
•	Tangible common equity to tangible assets 9.60%

Danville, VA -- American National Bankshares Inc. (NASDAQ:  AMNB), parent company of American National Bank and Trust Company, today announced second quarter 2013 net income of $4,210,000 compared to $4,274,000 for the second quarter of 2012, a $64,000 or 1.5% decrease.  Diluted earnings per share were $0.53 for the 2013 quarter and $0.54 for the comparable 2012 quarter. This quarterly net income produced for 2013 a return on average assets of 1.29%, a return on average equity of 10.14%, and a return on average tangible equity of 14.66%.

Net income for the first six months of 2013 was $8,361,000 compared to $8,449,000 for the comparable period of 2012, an $88,000 or 1.04% decrease. Diluted earnings per share were $1.06 for the 2013 period compared to $1.08 for the 2012 period.

Earnings for 2013 and 2012 were favorably impacted by the July 2011 merger between American National and MidCarolina Financial Corporation (“MidCarolina”).

Financial Performance and Overview

Jeffrey V. Haley, President and Chief Executive Officer, reported, “We are pleased that over the past six months our loan portfolio has seen growth. Loans during the first half of 2013 have increased $5,340,000 or 0.7%.

“For the first year and a half since our merger with MidCarolina, from July 2011 through December 2012, our bank has focused on an asset quality improvement strategy related to our acquired loan portfolio.  We believe this strategy has been successful; just in the past year our nonperforming assets as a percent of total assets have declined to 0.88% from 0.99%.

“Over the past year, there was little change in our balance sheet. At June 30, 2013, American National had $794,045,000 in loans compared to $808,069,000 at June 30, 2012, a decrease of $14,024,000 or 1.7%. We are encouraged by the continuing reduction of this year over year decline and we are looking forward to a focus on growth.

“At June 30, 2013, American National had $1,046,394,000 in deposits compared to $1,042,485,000 at June 30, 2012, an increase of $3,909,000 or 0.4%. We are working to grow core deposits and their affiliated relationships. The challenge in this ongoing low rate environment is to do that in a cost effective and yet competitive manner. Our cost of deposits for the second quarter 2013 was 0.66%, down from 0.81% for the second quarter 2012.

 “On the income statement side, our earnings for the second quarter were very strong at $4,210,000.  This is only slightly down from the same quarter of 2012. On a diluted per share basis earnings were $0.53 per share for the 2013 quarter compared to $0.54 per share for the 2012 quarter.

“There were a number of factors driving earnings for the quarter.

“The impact of the fair value accounting from the MidCarolina merger continues to be favorable and significant, though decreasing quarter to quarter. We had a pretax benefit of $1,736,000 for the second quarter of 2013, compared to $2,100,000 for the second quarter of 2012. This is mostly related to the acquired loan portfolio and we expect this benefit will continue to accrete rapidly to income.

                “Provision expense was $733,000 lower for the 2013 quarter than the comparable 2012 quarter. The need for provision expense has been positively impacted by continued significant loan recoveries and improving asset quality metrics.

                “In noninterest income, there was very little change, except during the 2012 quarter we had $160,000 in securities gains.

                “In noninterest expense, we realized substantial savings from reductions in full time equivalent employees, which are down 23 over the past year. These reductions were mostly the result of retirements and normal attrition. In addition, the 2012 quarter was favorably impacted by some accounting adjustments related to merger expenses.

                 Haley concluded, “We are pleased with our second quarter earnings and the beginnings of growth in our balance sheet. We are continuing to seek high quality growth organically and otherwise.”

Capital
American National’s capital ratios remain strong and exceed all regulatory requirements.

                Average shareholders’ equity was 12.76% of average assets at June 30, 2013, compared to 12.03% at June 30, 2012.

                Book value per common share was $20.70 at June 30, 2013, compared to $20.22 at June 30, 2012.

Tangible book value per common share was $15.25 at June 30, 2013, compared to $14.49 at June 30, 2012.

Tangible common equity to tangible assets was 9.60% at June 30, 2013, compared to 9.11% at June 30, 2012.

Credit Quality Measurements

Non-performing assets, consisting of $5,828,000 of non-performing loans and $5,569,000 of foreclosed real estate, represented 0.88% of total assets at June 30, 2013, compared to 0.99% at June 30, 2012.

Annualized net recoveries for the second quarter of 2013 were seven basis points (0.07%) of average loans, compared to net charge-offs of 16 basis points (0.16%) for the second quarter of 2012.

Net Interest Income

                Net interest income before provision for loan losses decreased to $11,693,000 in the second quarter of 2013 from $12,816,000 in second quarter of 2012, a decrease of $1,123,000 or 8.8%.

                For the 2013 quarter, the net interest margin was 4.16% compared to 4.57% for the same quarter in 2012, a decrease of 41 basis points (0.41%).

                The decline in net interest income and net interest margin was driven by falling yields on earning assets, lower accretion income, and lower levels of outstanding loan balances. It was partially mitigated by reduced cost of interest bearing liabilities.

Provision expense

                Provision expense for the second quarter of 2013 was zero compared to $733,000 for the second quarter of 2012.

The allowance for loan losses as a percentage of total loans was 1.60% at June 30, 2013, compared to 1.50% at June 30, 2012. The primary driver of this increase has been renewals of performing acquired loans aggregating approximately $88 million over the past year, which are now part of the regular allowance analysis. It has been mitigated by continuing high asset quality and strong loan recoveries.

Noninterest Income

                Noninterest income totaled $2,686,000 in the second quarter of 2013, compared with $2,800,000 in the second quarter of 2012, a decrease of $114,000 or 4.1%.

                The largest factor impacting the change in noninterest income was $1,000 in securities gains in the 2013 quarter compared to $160,000 in securities gains during the 2012 quarter.

Noninterest Expense

                Noninterest expense totaled $8,428,000 in the second quarter of 2013, compared to $8,833,000 in the second quarter of 2012, a decrease of $405,000 or 4.6%.

                For the 2013 quarter, there were significant cost reductions in personnel expense. Full time equivalent employees were reduced by 23 (7.3%) over the past year through a combination of retirements and normal attrition.

                For the 2012 quarter, there were favorable accounting adjustments to merger related expense accruals.

About American National

American National Bankshares Inc. is a multi-state bank holding company with total assets of approximately $1.3 billion. Headquartered in Danville, Virginia, American National is the parent company of American National Bank and Trust Company. American National Bank is a community bank serving southern and central Virginia and north central North Carolina with 25 banking offices and two loan production offices. American National Bank and Trust Company also manages an additional $586 million of trust, investment and brokerage assets in its Trust and Investment Services Division. Additional information about the company and the bank is available on the bank's website at www.amnb.com.

Shares of American National are traded on the NASDAQ Global Select Market under the symbol "AMNB."

Forward-Looking Statements

This press release contains "forward-looking statements" within the meaning of federal securities laws. Certain of the statements involve significant risks and uncertainties. The statements herein are based on certain assumptions and analyses by American National and are factors it believes are appropriate in the circumstances. Actual results could differ materially from those contained in or implied by such statements for a variety of reasons including, but not limited to: changes in interest rates; changes in accounting principles, policies or guidelines; significant changes in the economic scenario; significant changes in regulatory requirements; significant changes in securities markets; and changes regarding acquisitions and dispositions. Consequently, all forward-looking statements made herein are qualified by these cautionary statements and the cautionary language in American National's most recent Form 10-K report and other documents filed with the Securities and Exchange Commission. American National Bankshares Inc. does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made.